Exhibit 10.6

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”), is made and entered into this 19th day of October, 2015, by and between Philip Blazek (“Executive”) and the Special Diversified Opportunities, Inc. (“the Company”).

WHEREAS, Executive was employed by the Company as President;

WHEREAS, Executive and the Company mutually desire to end Executive’s employment on an amicable basis; and

WHEREAS, in connection with the separation of Executive’s employment, the parties have agreed to resolve any and all disputes between them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.            Separation Date. Executive’s employment with the Company will end effective October 19, 2015 (the “Separation Date”). The Company agrees to provide to Executive: (i) payment of his accrued base salary earned through the Separation Date; (ii) payment for any accrued but unused vacation days through the Separation Date; and (iii) reimbursement for any business expenses Executive incurred on behalf of the Company through the Separation Date. Executive further acknowledges that under no circumstances shall Executive sign this Agreement prior to the Separation Date

2.            Release by Executive. In exchange for the consideration described herein, which Executive acknowledges is adequate consideration for Executive’s commitments in this Agreement, Executive on behalf of Executive’s heirs, executors, representatives, agents, successors and assigns (collectively, “Releasors”), hereby releases and absolutely and forever discharges the Company, its past, present and future owners, officers, directors, Board of Directors, employees, agents, attorneys, subsidiaries, successors and assigns (collectively, “Releasees”), from any and all legally waivable suits, demands, damages, causes of action, charges, and any and all claims in law or in equity, whether now known or unknown, which Releasors may have, have ever had or may in the future have against Releasees arising out of or in any way related to Executive’s employment with the Company or the separation of Executive’s employment with the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of applicable state and/or local law, regulation or ordinance; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; and any claims for monetary damages, counsel fees and costs, and any other form of personal relief.

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Notwithstanding the generality of any part of this paragraph 2, nothing herein constitutes a release or waiver by Executive of claims Executive may have for (i) unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law (to the extent available to you under applicable law); (ii) workers’ compensation insurance or a comparable and applicable state law, under the terms of any worker’s compensation insurance policy or fund of the Company; (iii) any vested benefits under the written terms of a qualified employee pension benefit plan; (iv) continued participation in certain of the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), if applicable, and/or any applicable state law counterpart to COBRA; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claims that are not legally waivable as a matter of law; or (vii) any claim or right Executive may have under this Agreement.

3.            Release by the Company. The Company hereby waives and releases any and all claims, whether or unknown to the Company, which the Company may have, have ever had or may in the future have against Executive related to his employment with the Company arising up until the Effective Date of this Agreement, but excluding any claim or right the Company may have under this Agreement.

4.            Government Agency Claims Exception. Nothing in this Agreement, including paragraph 2 above and paragraph 6 below, prevents or prohibits Executive from: (i) filing a claim with a federal, state or local government agency that is responsible for enforcing a law; (ii) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement or as required by law or legal process; or (iii) cooperating, participating, testifying or assisting in any government or regulatory entity investigation or proceeding, including, but not limited to, the Equal Employment Opportunity Commission, a comparable state or local agency, or the SEC; provided, that if any proceeding by any governmental agency is brought on behalf of Executive, or in connection with the claims released herein, to the maximum extent permitted by law, Executive will forego and disclaim any right to monetary relief in any such matter.

5.            Consideration. In consideration of Executive’s execution of this Agreement and Executive’s agreement to be legally bound by its terms, and provided that the Agreement becomes effective and enforceable, as stated below, the Company agrees:

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A.           to provide Executive with severance pay in the amount of $206,250.00, less applicable taxes and withholdings, which the Company shall pay in a lump sum payment within thirty (30) days after the Effective Date of the Agreement.

B.           to make its usual contributions to Executive’s health and/or dental insurance premiums for a period of nine (9) months provided that Executive timely elects to continue group health and dental coverage pursuant to COBRA. Such amounts shall commence within thirty (30) days following the Effective Date. The first payment shall include any reimbursements for the period from the Effective Date to the commencement date. The payments will end if Executive becomes eligible for group health and/or dental insurance from another employer or source.

C.           that, should the Company, on or before the second anniversary of the date hereof, consummate a “Qualifying Transaction” with any of the entities identified on Exhibit A hereto, Mr. Blazek shall receive a cash payment of $275,000, less applicable withholding if any. A “Qualifying Transaction” shall mean a transaction that would have resulted in the vesting of the currently unvested options to purchase the Company’s common stock held by Executive on the date of this Agreement, which shall terminate as of the effectiveness of this Agreement.

In connection with these payments, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive agrees that Executive shall be responsible for all applicable taxes with respect to such payments under applicable law. Executive specifically acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments made pursuant to this Agreement.

6.            Confidentiality and No Adverse Comments. Executive acknowledges and reaffirms Executive’s obligation to keep confidential all non-public information concerning the Company that Executive acquired during the course of Executive’s employment with the Company. Further, Executive agrees that Executive will not make any statements which derogate or disparage the Company or any Releasee, or their services, reputation, officers, members, employees, or operations.

7.            Return of Property. Executive confirms that by the Separation Date, Executive will have returned to the Company in good working order all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, and any other property in Executive’s possession or control belonging to the Company and Executive further confirms that Executive has left intact all electronic Company documents, including, but not limited to, those that Executive developed or helped to develop during Executive’s employment.

8.            Acknowledgments. Executive acknowledges and agrees that:

A.           The payments described herein constitute the sole and total amount due and owing to Executive from the Company and no sums are due to Executive from the Company or Releasees other than those specifically set forth in this Agreement. Except as described in this Agreement, the Executive will not receive any benefits from the Company after the Separation Date;

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B.           This Agreement between Executive and the Company is written in a manner that Executive understands. The Company is giving Executive things of value that Executive would not otherwise be entitled to receive;

C.           Executive is advised by the Company to consult with an attorney about this Agreement, and Executive acknowledges that Executive has been given the opportunity to consult with counsel of Executive’s own choosing;

D.           Executive has been given a reasonable period of time of twenty-one (21) calendar days from Executive’s receipt of this Agreement to consider this Agreement before signing it and acknowledges that this Agreement will expire if it is not signed by Executive within this twenty-one (21) day period;

E.           Executive has been given a period of seven (7) calendar days after the date Executive signed this Agreement to revoke Executive’s signature by giving written notice of Executive’s revocation as provided in paragraph 10 below during the seven (7) day revocation period. Accordingly, this Agreement will not become effective and enforceable until eight (8) calendar days after Executive’s execution, assuming it has not been timely revoked by Executive (the “Effective Date”). If this Agreement is timely revoked by Executive, then the Company shall have no obligations under this Agreement, including the payments in paragraph 5;

F.           Executive has read this Agreement carefully and understands it terms; and

G.           Executive has signed this Agreement knowingly and voluntarily.

9.            Section 409A. Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code under the “separation pay” exemption set forth in the regulations under Section 409A. For purposes of Section 409A, each payment under this Agreement shall be treated as a separate payment. In no event shall the timing of Executive’s execution of this Agreement, directly or indirectly, result in Executive designating the calendar year of payment.

10.          Return of Agreement/Notice of Revocation. The return of this Agreement and/or any revocation of the Agreement by Executive, should be made to Kevin J. Bratton, the Company’s Chief Financial Officer.

11.          No Admission. Nothing about the fact or content of this Agreement shall be considered to be or treated as an admission of any wrongdoing, liability or violation of law by any Releasee.

12.          Changes to Agreement. No changes to this Agreement can be effective except by another written agreement signed by Executive and an authorized officer of the Company.

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13.         Complete Agreement. As of the date Executive signs this Agreement, this Agreement cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Executive and the Company regarding all of the subjects covered by this Agreement. This Agreement is the full, complete and exclusive agreement between Executive and the Company regarding all of the subjects covered by this Agreement, and neither Executive nor the Company is relying on any representation or promise that is not expressly stated in this Agreement.

14.         Choice of Law. The parties further agree that any dispute arising under this Agreement, or related in any way to the term of same, shall be governed by the laws of the State of Delaware, without regard to choice of law principles.

15.         Execution. This Agreement may be executed in counterparts, all of which taken together shall constitute an instrument enforceable and binding upon the undersigned parties.

Special Diversified Opportunities, Inc.

Dated: Oct 20, 2015	By:	/s/Kevin J Bratton
Kevin J. Bratton, Chief Financial Officer

Dated: Oct 19, 2015	/s/Philip Blazek
Philip Blazek

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EXHIBIT A

DESIGNATED ENTITIES

[The information set forth in this exhibit is confidential, and has been omitted and separately filed with the Securities and Exchange Commission.]

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